EXHIBIT 12

THE HERSHEY COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

For the Years Ended December 31, 2006, 2005, 2004, 2003, and 2002

(in thousands of dollars except for ratios)

(Unaudited)

	2006		2005		2004	2003		2002
Earnings:
Income from continuing operations before income taxes*	$876,502	(a)	$765,637	(b)	$810,036	$703,857	(c)	$622,308	(d)
Add (Deduct):
Interest on indebtedness	117,738		89,485		67,919	65,265		64,398
Portion of rents representative of the interest factor (e)	7,647		8,244		9,711	12,742		15,467
Amortization of debt expense	574		463		446	446		457
Amortization of capitalized interest	2,850		3,068		3,544	3,880		4,018

Earnings as adjusted	$1,005,311		$866,897		$891,656	$786,190		$706,648

Fixed Charges:
Interest on indebtedness	$117,738		$89,485		$67,919	$65,265		$64,398
Portion of rents representative of the interest factor (e)	7,647		8,244		9,711	12,742		15,467
Amortization of debt expense	574		463		446	446		457
Capitalized interest	77		3		2,597	1,953		1,144

Total fixed charges	$126,036		$98,195		$80,673	$80,406		$81,466

Ratio of earnings to fixed charges	7.98		8.83		11.05	9.78		8.67

NOTES:

*	Amounts for all periods presented were adjusted for the impact of certain immaterial adjustments relating to the timing of the recognition of revenue, as permitted by Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Misstatements When Quantifying Misstatements in Current Year Financial Statements.
(a)	Includes total charges for business realignment initiatives of $11.6 million before tax.
(b)	Includes total charges for business realignment initiatives of $119.0 million before tax.
(c)	Includes total charges for business realignment initiatives of $25.5 million and a gain on sale of business of $8.3 million.
(d)	Includes total charges for business realignment initiatives of $34.0 million before tax and costs related to the potential sale of the Company of $17.2 million before tax.
(e)	Portion of rents representative of the interest factor consists of all rental expense pertaining to off-balance sheet operating lease arrangements and one-third of rental expense for other operating leases.